EXHIBIT 16.1

November 3, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Luvu Brands, Inc.

File Ref No: 000-53314

We have read the statements of Luvu Brands, Inc. , pertaining to our firm included under Item 4.01 of Form 8-K dated October 31, 2022 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Company’s Certifying Accountant,” of the Current Report on Form 8-K of Luvu Brands, Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida